NEWS RELEASE	Contact:
Transcontinental Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. reports Earnings for Q4 2025

DALLAS (March 12, 2026) -- Transcontinental Realty Investors, Inc. (NYSE:TCI) is reporting its results of operations for the three months ended December 31, 2025. For the three months ended December 31, 2025, we reported net income attributable to common shares of $8.3 million or $0.97 per diluted share, compared to $0.1 million or $0.01 per diluted share for the same period in 2024.

Financial Highlights

•Total stabilized occupancy was 81% at December 31, 2025, which includes 93% at our multifamily properties and 59% at our commercial properties. Stabilized occupancy excludes Alera, Bandera Ridge and Merano, which are currently in lease-up.
•On October 10, 2025, we sold Villas at Bon Secour, a 200 unit multifamily property in Gulf Shores, Alabama, for $28.0 million, which resulted in a gain on sale of $12.2 million. We used the proceeds from the sale to pay off the $18.8 million loan on the property and for general corporate purposes.

Financial Results

Revenues increased $0.3 million from $11.8 million for the three months ended December 31, 2024 to $12.1 million for the three months ended December 31, 2025. The increase in revenue is primarily due to an increase of $0.6 million from our commercial properties offset in part by a decrease of $0.3 million from our multifamily properties. The increase in revenue from our commercial properties is primarily due to an increase in occupancy at Stanford Center and the decrease is to the sale of Villas at Bon Secour in 2025.

Net operating loss increased $1.8 million from $1.7 million for the three months ended December 31, 2024 to $3.5 million for the three months ended December 31, 2025. Our increase in net operating loss was due to a $2.1 million increase in operating expenses offset in part by $0.3 million increase in revenue. The increase in operating expenses is primarily due to an increase in the cost of the lease-up properties during the three months ended December 31, 2025.

Net income attributable to the Company increased $8.2 million from $0.1 million for the three months ended December 31, 2024 to $8.3 million for the three months ended December 31, 2025. The increase in net income is primarily attributed to $12.7 million increase in gain on sale of assets offset in part by a $2.0 million increase in tax provision and the $1.8 million increase in net operating loss. The increase in gain on sale of assets is primarily attributed to the sale of Villas at Bon Secour in 2025.

About Transcontinental Realty Investors, Inc.

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenues:
Rental revenues	$11,510	$11,222	$46,366	$44,763
Other income	547	569	2,694	2,307
Total revenue	12,057	11,791	49,060	47,070
Expenses:
Property operating expenses	7,823	6,816	27,885	27,063
Depreciation and amortization	3,696	2,847	12,577	12,276
General and administrative	1,501	1,549	5,830	5,447
Advisory fee to related party	2,525	2,269	9,112	8,058
Total operating expenses	15,545	13,481	55,404	52,844
Net operating loss	(3,488)	(1,690)	(6,344)	(5,774)
Interest income	3,765	4,642	17,123	21,886
Interest expense	(1,499)	(1,836)	(6,669)	(7,642)
Loss on early extinguishment of debt	(284)	—	(284)	—
Equity in (loss) income from unconsolidated joint venture	—	(119)	—	708
Gain (loss) on sale or write down of assets, net	12,077	(589)	17,670	(589)
Income tax provision	(2,128)	(112)	(7,064)	(1,930)
Net income	8,443	296	14,432	6,659
Net income attributable to noncontrolling interest	(151)	(188)	(629)	(797)
Net income attributable to the Company	$8,292	$108	$13,803	$5,862
Earnings per share
Basic and diluted	$0.97	$0.01	$1.60	$0.68
Weighted average common shares used in computing earnings per share
Basic and diluted	8,639,316	8,639,316	8,639,316	8,639,316